Exhibit No. Ex-99.h.2


                          ADMINISTRATIVE SERVICES PLAN
                       NATIONWIDE VARIABLE INSURANCE TRUST
                             Effective May 1, 2007*

         Section 1. This Administrative Services Plan (the "Plan") constitutes the administrative services plan for the funds as listed on Exhibit A, as amended from time to time (collectively, the "Funds"), each a series of Nationwide Variable Insurance Trust (the "Trust," formerly known as Gartmore Variable Insurance Trust), and is adopted upon review and approval by the Board of Trustees of the Trust.

         Section 2. Upon the recommendation of the administrator of the Funds, any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially any other form duly approved by the Board of Trustees of the Trust ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a Fund's shares of beneficial interest ("Shares"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in a Fund's applicable registration statement to their customers who own of record or beneficially Shares. In consideration for providing such services, a Service Organization will receive a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, and up to the annual rate listed on Exhibit A for each class of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker, dealer, broker-dealer, insurance company or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by a Fund with respect to its Shares in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of that Fund.

         Section 3. So long as this Plan is in effect, the administrator shall provide to a Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 4. The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Trustees who are not "interested persons" of that Fund (as defined in the Investment Company Act of 1940, as amended) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement; provided, however, that the Plan is not implemented prior to the effective date of the post-effective amendment to a Fund's registration statement describing the Plan and its implementation with respect to that Fund.

         Section 5. Unless sooner terminated, this Plan shall continue until April 30, 2008, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

         Section 6. This Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

         Section 7. This Plan is terminable at any time with respect to a Fund by vote of a majority of the Disinterested Trustees.

         Section 8. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees of the Trust.

         Section 9. This Plan has been adopted as of May 2, 2005, as subsequently amended effective May 1, 2007.

         Section 10. The Trust is a statutory trust formed under the laws of the State of Delaware and under an Agreement and Declaration of Trust, as from time to time amended or restated, to which reference is hereby made.

                                    EXHIBIT A
                         TO ADMINISTRATIVE SERVICES PLAN
                     OF NATIONWIDE VARIABLE INSURANCE TRUST
NAME OF FUND
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NVIT Nationwide Fund
Nationwide NVIT Growth Fund
Nationwide NVIT Government Bond Fund
Nationwide NVIT Money Market Fund
Nationwide NVIT Money Market Fund II
Nationwide Multi-Manager NVIT Small Company Fund
J.P. Morgan NVIT Balanced Fund
Van Kampen NVIT Comstock Value Fund
Gartmore NVIT Worldwide Leaders Fund
Federated NVIT High Income Bond Fund
Van Kampen NVIT Multi Sector Bond Fund
Nationwide Multi-Manager NVIT Small Cap Value Fund
NVIT Mid Cap Index Fund
Nationwide Multi-Manager NVIT Small Cap Growth Fund
Nationwide NVIT Mid Cap Growth Fund
Nationwide NVIT Global Technology and Communications Fund
Nationwide NVIT Global Health Sciences Fund
Gartmore NVIT Emerging Markets Fund
Gartmore NVIT International Growth Fund
Nationwide NVIT U.S. Growth Leaders Fund
Nationwide NVIT Global Financial Services Fund
Gartmore NVIT Global Utilities Fund
Nationwide NVIT Investor Destinations Aggressive Fund
Nationwide NVIT Investor Destinations Moderately Aggressive Fund
Nationwide NVIT Investor Destinations Moderate Fund
Nationwide NVIT Investor Destinations Moderately Conservative Fund Nationwide NVIT Investor Destinations Conservative Fund
NVIT Nationwide Leaders Fund
NVIT International Value Fund
NVIT S&P 500 Index Fund
Gartmore NVIT Developing Markets Fund
American Funds NVIT Growth Fund
American Funds NVIT Global Growth Fund
American Funds Asset Allocation Fund
American Funds NVIT Bond Fund
American Funds NVIT Growth-Income Fund
NVIT Bond Index Fund
NVIT International Index Fund
NVIT Small Cap Index Fund
NVIT Enhanced Income Fund

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*    As most recently approved at the January 11, 2007 Board Meeting.

Each Fund shall pay amounts not exceeding on an annual basis a maximum amount (for those Funds which have Class designations) of:

     - 25 basis points (0.25%) of the average daily net assets of the Class I, Class II, Class III, Class VI, Class VII or Class VIII shares of a Fund
     - 20 basis points (0.20%) of the average daily net assets of the Class IV shares of a Fund
     - 10 basis points (0.10%) of the average daily net assets of the Class V shares of a Fund.
     - 0 basis points (0.00%) of the average daily net assets of the Class ID shares of a Fund.

The amount to be paid by each Class will be a Class expense.

For those Funds whose shares are not designated by Class, each Fund shall pay amounts not exceeding on an annual basis a maximum amount of 25 basis points (0.25%) of the average daily net assets of the total shares of each Fund.